Exhibit 99.1

EVe Mobility Acquisition Corp Announces

Continued Listing on NYSE American Following Compliance Extension

SANTA MONICA, CA, Oct. 21, 2024 (GLOBE NEWSWIRE) -- EVe Mobility Acquisition Corp (NYSE American: EVE), a Cayman Islands exempted company (“EVe” or the “Company”), announced today that on October 16, 2024, the Company received a written late extension request acceptance letter from the NYSE American LLC (“NYSE American” or the “NYSE Regulation”), because it is not in compliance with the continued listing standards of the NYSE American. Specifically, the Company has not met the requirements set forth in Sections 134 and 1101 of the NYSE American Company Guide due to its delayed filings of the Form 10-K for the year ended December 31, 2023, and its Form 10-Qs for the periods ended March 31, 2024, and June 30, 2024 (the “Delayed Filings”).

In accordance with Section 1007 of the Company Guide, the Company submitted an extension request after being unable to cure the filing deficiencies within the initial six-month period of the 12-month cure period. NYSE Regulation has reviewed and accepted the Company’s request, granting an extended plan period through December 14, 2024, to complete the Delayed Filings, as well as any additional filings delayed thereafter.

During this plan period, NYSE Regulation will periodically review the Company’s compliance with the milestones outlined in its submission. If the Company does not make progress toward becoming current in its SEC filings during the plan period or does not complete its business combination by December 14, 2024, NYSE Regulation staff may initiate delisting proceedings. The Company may appeal any such delisting determination.

In compliance with Sections 402 and 1009(e) of the NYSE American Company Guide, the Company is issuing this press release to inform its shareholders that its listing is being continued under an extension, with a targeted completion date of December 14, 2024.

About EVe

EVe Mobility Acquisition Corp is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking-Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside EVe’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: the ability of the Company to file timely file its required annual and quarterly reports with the SEC; the ability of the Company to regain compliance with NYSE American continued listing standards and maintain the listing of the Company’s securities on a national securities exchange. EVe undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

info@evemobility.com